Exhibit 99.1

Interactive Intelligence Reports Record Revenues for the Second
Quarter

Product revenues grow 18 percent year-over-year; sixth consecutive profitable quarter

INDIANAPOLIS, July 26, 2005 – Interactive Intelligence Inc. (Nasdaq: ININ), a global developer of business communications software, today reported record revenues of $15.6 million for the second quarter ended June 30, 2005. This is an increase of more than 14 percent based on revenues of $13.6 million reported for the second quarter of 2004.

Product revenues for the second quarter of 2005 were $8.6 million, an increase of over 18 percent based on product revenues of $7.3 million recognized in the second quarter of 2004.

Product costs increased from the prior year, with the increase being associated with the IP telephony solution sold by the company’s wholly-owned subsidiary, Vonexus. Sales and marketing expenses increased from the prior year, also as a result of Vonexus activities.

Operating income in the second quarter of 2005 increased to $418,000, compared to $300,000 in 2004.

The company recognized non-operating other expenses of $136,000 in the second quarter of 2005 compared to non-operating other income of $25,000 in the second quarter of 2004.  The non-operating expenses in 2005 related to foreign currency translation and foreign tax withholdings.  These amounts were reclassified from sales and marketing, and general and administrative expenses for prior periods.

Net income for the second quarter of 2005 was $290,000, or $0.02 per share, compared to net income of $304,000, or $0.02 per share, in the comparable quarter of 2004.

For the first six months of 2005, revenues totaled $30.2 million, an increase of over 10 percent, compared to $27.3 million in 2004. Net income per share was $0.02 for the first six months of 2005, compared to $0.03 in 2004.

“We had a very good quarter with solid contribution from our traditional contact center market, increasing revenues from our Vonexus subsidiary, and record sales from our unified messaging and communications product, Communité™,” said Interactive Intelligence president and chief executive officer, Dr. Donald E. Brown. “Geographically, sales contributions from our North American and EMEA regions were particularly strong, adding new customers, as well as a significant number of follow-on contracts from current customers. Our enterprise IP telephony offering, which is marketed by Vonexus, continued to grow by a strong double-digit percentage during the quarter compared to the previous quarter.”

Customers signing contracts in the second quarter included Amway Moscow, Bell Sell Telephone Marketing, Channel Life, Delta Dental Plan of Michigan, Education Sales Management (ESM), Heartland Payment Systems, Herff Jones, Iowa Telecom, ITV Direct, Market Reach (Netherlands), Nordia, Shinsei Bank, University of California, Berkeley, and West Business Services.

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Other highlights in the second quarter included an announcement of upgrades to the company’s intelligent multi-site routing software, Interaction Director®, ideal for high call-volume, distributed organizations and outsourced teleservices firms. During the quarter the company also released an enhanced version of its award-winning contact center automation suite, Customer Interaction Center® (CIC), adding a new zero-effort deployment .NET client, as well as new product integrations for Microsoft Outlook, Microsoft Great Plains, and Microsoft CRM. The new release also included enhanced Web self-service and e-mail response management capabilities – two areas of the market that continue to have significant upside potential. For additional details about the latest CIC enhancements, visit http://www.inin.com/News/PressReleases/pressreleases.asp?id=459.

In recognition of the company’s continued revenue growth, Interactive Intelligence was named by Network World magazine among the top 200 domestic public network companies for 2004. This was the second consecutive year Interactive Intelligence has been included in the Network World 200.

Interactive Intelligence will host an earnings conference call today at 4:30 p.m. Eastern time (EDT), featuring Dr. Brown and the company’s chief financial officer, Stephen R. Head. There will be a live Q&A session following opening remarks. The teleconference is expected to last approximately 45 minutes.

To access the teleconference, please dial 1-800-621-5170 at least five minutes prior to the start of the call. Ask for the teleconference by the following name: “Interactive Intelligence second quarter earnings call.”

The teleconference will also be broadcast live on the company’s investor relations’ page at http://www.ININ.com/investors. An archive of the teleconference will be posted following the call.

To receive a copy of the earnings release, please call 317.872.3000 and press “4” for investor relations, or e-mail investorrelations@inin.com.

About Interactive Intelligence

Interactive Intelligence Inc. (Nasdaq: ININ) is a global developer of business communications software for IP telephony, contact center automation, unified communications, and customer self-service. The company was founded in 1994 and has more than 1,500 customers worldwide. Recent awards include Software Magazine’s 2004 Top 500 Global Software and Services Companies, the 2004 Network World 200, and Frost & Sullivan’s 2004 Product Innovation Award. Interactive Intelligence employs approximately 350 people and is headquartered in Indianapolis. The company has 12 offices throughout North America, Europe and Asia Pacific. Interactive Intelligence can be reached at +1 317.872.3000 or info@inin.com; on the Web: http://www.ININ.com.

This release contains certain forward-looking statements that involve a number of risks and uncertainties.  Among the factors that could cause actual results to differ materially are the following:  rapid technological changes in the industry; volatility in the market price of the company’s common stock; the company’s ability to achieve profitability, to manage successfully its growth and increasingly complex third party relationships, to maintain successful relationships with its current and any new resellers, to maintain and improve its current products and to develop new products and to protect its proprietary rights adequately; and other factors described in the company’s SEC filings, including the company’s latest annual report on Form 10-K and its quarterly reports on Form 10-Q.

Interactive Intelligence Inc. is the owner of the marks INTERACTIVE INTELLIGENCE, its associated LOGO and numerous other marks.  All other trademarks mentioned in this document are the property of their respective owners.

Contacts:

Stephen R. Head

Chief Financial Officer

Interactive Intelligence Inc.

+1 317.715.8412

steve.head@inin.com

Christine Holley

Director, Market Communications

Interactive Intelligence Inc.

+1 317.715.8220

christine.holley@inin.com

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Interactive Intelligence, Inc.

Consolidated Balance Sheets

(in thousands)

	June 30, 2005	December 31, 2004
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$13,639	$14,603
Accounts receivable, net	13,210	10,251
Prepaid expenses	2,130	2,119
Other current assets	689	836
Total current assets	29,668	27,809
Property and equipment, net	4,155	4,071
Other assets, net	654	618
Total assets	$34,477	$32,498

Liabilities and Shareholders’ Equity
Current liabilities:
Line of credit	$3,000	$3,000
Accounts payable and accrued liabilities	4,956	5,894
Accrued compensation and related expenses	1,390	1,200
Deferred product revenues	4,477	4,484
Deferred services revenues	14,916	12,884
Total current liabilities	28,739	27,462
Shareholders’ equity:
Preferred stock	—	—
Common stock	160	159
Additional paid-in-capital	65,565	65,179
Accumulated deficit	(59,987)	(60,302)
Total shareholders’ equity	5,738	5,036
Total liabilities and shareholders’ equity	$34,477	$32,498

Interactive Intelligence, Inc.

Consolidated Statements of Operations

(in thousands, except per share amounts)

	Three months ended June 30,		Six months ended June 30,
	2005	2004	2005	2004
	(unaudited)		(unaudited)
Revenues:
Product	$8,596	$7,261	$16,482	$14,356
Services	7,026	6,380	13,733	12,991
Total revenues	15,622	13,641	30,215	27,347
Cost of revenues:
Product	1,108	404	1,874	999
Services	2,703	2,771	5,410	5,524
Total cost of revenues	3,811	3,175	7,284	6,523
Gross profit	11,811	10,466	22,931	20,824
Operating expenses:
Sales and marketing	6,146	5,047	12,000	10,064
Research and development	3,212	3,258	6,407	6,536
General and administrative	2,035	1,776	4,056	3,705
Restructuring and other charges	—	85	—	101
Total operating expenses	11,393	10,166	22,463	20,406
Operating income	418	300	468	418
Other income (expense):
Interest income, net	62	25	113	32
Other income (expense)	(136)	25	(182)	72
Total other income (expense)	(74)	50	(69)	104
Income before income taxes	344	350	399	522
Income taxes	54	46	84	98
Net income	$290	$304	$315	$424

Net income per share:
Basic	$0.02	$0.02	$0.02	$0.03
Diluted	$0.02	$0.02	$0.02	$0.03

Shares used to compute net income per share:
Basic	16,015	15,845	15,986	15,826
Diluted	16,685	16,735	16,608	16,716